Exhibit 10.1

EXECUTED

CONFIDENTIAL

AGREEMENT TO EXECUTE SECURITIES PURCHASE AGREEMENT
(this “Agreement”)

Dated:  June 20, 2005

1.                                      Agreement to Execute

(a)                                  Execution of Securities Purchase Agreement.  Each of CP Baton Rouge Casino, L.L.C., a Louisiana limited liability company (“Buyer”), and Columbia Sussex Corporation, a Kentucky corporation and the indirect parent company of Buyer (“Parent Guarantor”), hereby agrees to execute and deliver, and Penn National Gaming, Inc., a Pennsylvania corporation (“Penn”), hereby agrees to cause Argosy Gaming Company, a Delaware corporation and, immediately following the Effective Time (as defined below), a wholly owned subsidiary of Penn (“Seller”), to execute and deliver, in each case, immediately following the Effective Time, (a) a definitive Securities Purchase Agreement substantially in the form attached hereto as Annex A (the “Securities Purchase Agreement”), and (b) a definitive Transition Services Agreement substantially in the form attached as Exhibit D to the Securities Purchase Agreement, in each case, subject to (i) Buyer’s receipt of an updated Seller Disclosure Letter at least five days prior to the Effective Date, (ii) Buyer’s right to disapprove, prior to the Effective Date, any change or changes made in such updated Seller Disclosure Letter from the Seller Disclosure Letter attached as Annex B hereto, which change or changes would have, or which would reasonably be expected to have, individually or in the aggregate, an ACBR Material Adverse Effect, (iii) since the date hereof, there shall have been no ACBR Material Adverse Effect, and (iv) Paragraph 1(b) below.

As used herein, “Effective Time” means the effective time of the merger of Thoroughbred Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Penn (“Merger Sub”), with and into Seller (such time, the “Effective Time” and, the date on which the Effective Time occurs, the “Effective Date”), pursuant to an Agreement and Plan of Merger, dated as of November 3, 2004 (as it may be amended from time to time, the “Merger Agreement”), by and among Penn, Merger Sub and Seller.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

(b)                                 Survey. Seller shall cause to be delivered to Buyer, promptly after it is received by Seller, the ALTA/ACSM survey of the Property that is currently being undertaken by SJB Group, Inc. (the “Survey”).  For a period of five (5) business days after Buyer’s receipt of the Survey, Buyer shall have the right to deliver notice to Seller objecting to any matters disclosed in the Survey which would materially and adversely affect the use of the Property as it is currently being used and which are not Permitted Encumbrances (disregarding solely for this purpose the reference to the “Survey” in clause (i) of the definition of Permitted Encumbrances) (“Objectionable Survey Matters”).

If Buyer does not deliver such notice to Seller within such five (5) business day period, Buyer shall be deemed to have accepted all matters shown on the Survey and the parties agree that the Survey shall be attached to the Securities Purchase Agreement as Exhibit G and shall constitute the “Survey” as such term is defined in the Securities Purchase Agreement.  If Buyer delivers such notice to Seller within such five (5) business day period, Seller shall as promptly as reasonably practicable commence using commercially reasonable efforts to eliminate such Objectionable Survey Matters or to have the title company insure against such Objectionable Survey Matters.

If, using commercially reasonable efforts, Seller is unable to eliminate such Objectionable Survey Matters, or to have the title company insure against such Objectionable Survey Matters, in each case, prior to the Effective Date, then:  (i) Seller may at its option elect to continue using commercially reasonable efforts to eliminate such Objectionable Survey Matters, or to have the title company insure against such Objectionable Survey Matters, for so long as Seller deems that such efforts may reasonably be expected to result in the elimination of the Objectionable Survey Matters or the title company insuring over such Objectionable Survey Matters prior to Closing, in which case the parties agree to modify the Securities Purchase Agreement accordingly and to execute such modified Securities Purchase Agreement on the Effective Date or as promptly as practicable thereafter; and (ii) Buyer and Seller shall in good faith use their respective reasonable best efforts to reach a mutually agreeable resolution of any remaining Objectionable Survey Matters not addressed by the preceding clause (i) prior to execution of the Securities Purchase Agreement, shall modify the Securities Purchase Agreement accordingly to reflect any such resolution and shall execute such modified Securities Purchase Agreement on the Effective Date or as promptly as practicable after such resolution is reached.  If Buyer and Seller, after discussing such matters in good faith and using their reasonable best efforts to reach resolution, are unable to reach a mutually agreeable resolution of any remaining Objectionable Survey Matters not addressed by the preceding clause (i), the parties shall have the right to mutually terminate this Agreement.

2.                                      Deposit

(a)                                  Concurrently with the execution of this Agreement, Buyer has deposited an amount equal to fifteen million dollars ($15,000,000) (such amount, including the interest accrued thereon, the “Deposit”) with First American Title Company, Philadelphia Branch (the “Escrow Agent”), pursuant to an escrow agreement dated as of the date hereof and attached as Exhibit A to the Securities Purchase Agreement (the “Deposit Escrow Agreement”) executed and delivered by Penn, Buyer and the Escrow Agent.  At the Closing, the Deposit shall be credited against the Purchase Price and the Deposit shall be promptly released and paid by the Escrow Agent to Seller pursuant to the Securities Purchase Agreement and the terms of the Deposit Escrow Agreement.  Upon the termination of this Agreement pursuant to Paragraph 8 (except in the case of a termination of this Agreement upon execution of the Securities Purchase Agreement) the Deposit shall be payable pursuant to Paragraph 8(b), and thereafter shall be promptly released by the Escrow Agent to Buyer or Penn, as applicable, pursuant to Paragraph 8(b) and the terms of the Deposit Escrow Agreement.

(b)                                 Penn and Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the purchase and sale contemplated in the Securities Purchase Agreement, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement and the Deposit Escrow Agreement; provided that such escrow instructions are consistent with the terms of this Agreement, the Securities Purchase Agreement and the Deposit Escrow Agreement.  In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement or the Securities Purchase Agreement, or any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement or the Securities Purchase Agreement, the terms and provisions of this Agreement or the Securities Purchase Agreement, respectively, shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Paragraph 2(b).

3.                                      Governmental Approvals

The parties shall comply with their respective obligations under Sections 6.6 and 6.12 of the Securities Purchase Agreement, which sections are incorporated herein by reference; provided, that solely for purposes of the foregoing, all references in such Sections 6.6 and 6.12 to “Seller” shall be deemed to refer to Penn, and all references in such Sections 6.6 and 6.12 to “date hereof” or “date of this Agreement” shall be deemed to refer to the date of this Agreement; and provided further, that Buyer’s compliance with such obligations is subject to (i) Buyer’s limited access to information concerning the ACBR Entities, and (ii) limitations arising due to the Securities Purchase Agreement not having been executed.

4.                                      Additional Covenants

Prior to the termination of this Agreement in accordance with Paragraph 8:

(a)                                  No Solicitation.  Subject to obligations imposed by applicable Law, Penn shall not, directly or indirectly, through any of its officers, directors, employees, financial advisors, agents or other representatives (i) solicit or initiate any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal with respect to the ACBR Entities, (ii) engage in negotiations with any person (or group of persons) other than Buyer or its respective Affiliates concerning, or (iii) provide any non-public information to any person or entity relating to, any Acquisition Proposal.

(b)                                 Cooperation.  Subject to compliance with applicable Law (including, without limitation, antitrust Laws and Gaming Laws), (i) Penn and Buyer shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations of the Property, (ii) Penn shall cooperate with Buyer to facilitate access of Buyer’s Representatives to the Property and to all of the ACBR Entities’ respective personnel, properties, books, Property Benefit Plans, insurance records, Tax Returns, Contracts and records, in each case, other than any information pertaining to Excluded Assets, as Buyer may reasonably request, subject to the limitations set forth in Section 6.5 of the Securities Purchase Agreement, and (iii) Penn agrees to promptly provide to Buyer copies of any financial statements with respect to the ACBR Entities that Seller provides to Penn.  No information or knowledge obtained in any investigation pursuant to this Paragraph 4(b) shall affect or be deemed to modify any representation or warranty contained in this Agreement or in the Securities Purchase Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein and in the Securities Purchase Agreement.

(c)                                  Employee Solicitation.  Neither Penn nor any of its Affiliates shall, directly or indirectly, solicit, entice, or encourage any Property Employee or an Argosy Property Employee, or any other employee of Buyer or the ACBR Entities, to leave such person’s employment with Seller, Buyer or the ACBR Entities; provided, however, that the foregoing shall not apply to (x) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to any employee, officer or director of Buyer or any of the ACBR Entities, as the case may be, or (y) to individuals who initiate contact with Penn or any of Penn’s Affiliates regarding such employment without any encouragement or solicitation by Penn or any of Penn’s Affiliates.  Neither Parent Guarantor, Buyer nor any of their Affiliates shall, directly or indirectly, solicit, entice, or encourage any employee of Penn, Seller or any of their Affiliates (other than the ACBR Entities), and with whom Parent Guarantor, Buyer or any of their Affiliates had contact in connection with, or who was specifically identified to Parent Guarantor, Buyer or any of their Affiliates for purposes of, the transactions contemplated by this Agreement or the Securities Purchase Agreement, to leave such person’s employment with Penn, Seller or any of their Affiliates (other than the ACBR Entities); provided, however, that the foregoing shall not apply to (x) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to any employee, officer or director of Penn, Seller or any of their Affiliates (other than the ACBR Entities), as the case may be, or (y) to individuals who initiate contact with Parent Guarantor, Buyer or any of their Affiliates regarding such employment without any encouragement or solicitation by Parent Guarantor, Buyer or any of their Affiliates.

5.                                      Publicity; Further Assurances

(a)                                  Publicity.  Penn and Buyer shall agree on the form and content of any initial press release regarding the transactions contemplated by this Agreement or the Securities Purchase Agreement, thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated by this Agreement or the Securities Purchase Agreement.  Penn and Buyer shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including without limitation the Securities Act, the Exchange Act, any rules and regulations of the National Association of Securities Dealers, Inc. and any Gaming Laws) or any listing agreement with the New York Stock Exchange or the NASDAQ Stock Market.  Notwithstanding anything to the contrary herein, Penn and Buyer or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Penn and Buyer and do not reveal non-public information regarding the ACBR Entities, Seller, Penn or Buyer.

(b)                                 Further Assurances and Actions.  Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.                                      Buyer’s Financing; Licensability of Principals

(a)                                  Buyer has as of the date hereof, and will have available on the Closing Date, sufficient funds to enable Buyer to pay the Purchase Price, and all fees and expenses necessary or related to the consummation of the transactions contemplated by the Securities Purchase Agreement.

(b)                                 Neither Buyer nor any of its Representatives or Affiliates has ever been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority.  Buyer and each of its Representatives and Affiliates is in good standing in each of the jurisdictions in which Buyer or any of its Affiliates owns or operates gaming facilities.  There are no facts, which if known to the regulators under the Gaming Laws, that would (i) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of the Securities Purchase Agreement.

7.                                      Confidentiality Agreements

Buyer acknowledges that the information being provided to or made available to Buyer and its Affiliates and Representatives by or on behalf of, or with respect to, Seller and the ACBR Entities is subject to (1) the confidentiality agreement dated April 26, 2005 between Penn and Buyer (the “Penn Confidentiality Agreement”), and (2) the confidentiality agreement dated April 26, 2005 between Seller and Buyer (the “Seller Confidentiality Agreement” and, together with the Penn Confidentiality Agreement, the “Confidentiality Agreements”).

8.                                      Term and Termination

(a)                                  Termination.  This Agreement shall remain in full force and effect, unless earlier terminated pursuant to this Paragraph 8(a) until such time as the Securities Purchase Agreement is executed and delivered by the parties thereto.  This Agreement shall automatically terminate at such time as the Securities Purchase Agreement is executed.

This Agreement may be terminated at any time prior to the execution of the Securities Purchase Agreement (with respect to clauses (ii) through (vi) below, by written notice by the terminating party to the other party) as follows:

(i)                                     (x) such time as mutually agreed to by Buyer and Penn, or (y) pursuant to Paragraph 10(n)(ii)(A);

(ii)                                  by either Buyer or Penn, if the Securities Purchase Agreement shall not have been executed on or prior to December 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Securities Purchase Agreement to be executed on or before the Outside Date;

(iii)                               by either Buyer or Penn, if any Governmental Entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, denying Buyer any necessary Governmental Approvals or determining that such Governmental Entity will not issue to Buyer all necessary Governmental Approvals; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this clause (iii) unless Buyer has complied with all of its obligations under Paragraph 3 (provided, that in determining whether Buyer has complied with all of its obligations under Paragraph 3, any breaches thereof which, individually and in the aggregate, are not material, have been cured and do not result in, or contribute to, such denial or the failure of Buyer to receive all necessary Governmental Approvals shall not be taken into account);

(iv)                              by either Buyer or Penn, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated by the Securities Purchase Agreement or the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action; and provided further, that if such order, decree or ruling shall have been issued, or such action shall have been taken, by a Gaming Authority or in respect of any Gaming Approval, Buyer shall not have the right to terminate this Agreement pursuant to this clause (iv) unless Buyer has complied with all of its obligations under Paragraph 3 (provided, that in determining whether Buyer has complied with all of its obligations under Paragraph 3, any breaches thereof which, individually and in the aggregate, are not material, have been cured and do not result in, or contribute to, the issuance of such order, decree or ruling, or the taking of such action, by a Gaming Authority shall not be taken into account);

(v)                                 by Buyer, if Penn has breached any representation, warranty, covenant or agreement on the part of Penn set forth in this Agreement; which (x) would result in a failure of (1) the representations and warranties of Penn contained in this Agreement to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Effective Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an ACBR Material Adverse Effect, or (2) Penn to have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Effective Date, and (y) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Effective Date, and Penn is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this clause (v); provided, however, that Buyer’s right to terminate this Agreement under this clause (v) shall not be available if, at the time of such intended termination, Penn has the right to terminate this Agreement under clause (ii), (iii), (iv) or (vi) of this Paragraph 8(a);

(vi)                              by Penn, if Buyer or Parent Guarantor has breached any representation, warranty, covenant or agreement on the part of Buyer or Parent Guarantor, respectively, set forth in this Agreement; which (x) would result in a failure of (1) the representations and warranties of Buyer and Parent Guarantor contained in this Agreement to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Effective Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect, or (2) Buyer and Parent Guarantor to have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Effective Date, and (y) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Effective Date, and Buyer or Parent Guarantor is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this clause (vi); provided, however, that Penn’s right to terminate this Agreement under this clause (vi) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under clause (ii), (iii), (iv) or (v) of this Paragraph 8(a); and

(vii)                           this Agreement shall automatically terminate at such time as the Merger Agreement is terminated.

(b)                                 Application of the Deposit.  Upon the termination of this Agreement pursuant to Paragraph 8(a), the Deposit shall be distributed as follows:

(i)                                     upon the termination of this Agreement pursuant to clause (i), (ii), (iii), (iv), (v) or (vii) of Paragraph 8(a), the Deposit shall be paid to Buyer;

(ii)                                  upon the termination of this Agreement pursuant to clause (vi) of Paragraph 8(a), the Deposit (excluding the interest accrued thereon) shall be paid to Penn and the interest accrued on the Deposit shall be paid one-half to Penn and one-half to Buyer; and

(iii)                               upon the termination of this Agreement upon execution of the Securities Purchase Agreement, the Deposit shall remain deposited with the Escrow Agent in accordance with Section 2.3 of the Securities Purchase Agreement.

(c)                                  Liability.  In the event of termination of this Agreement as provided in Paragraph 8(a), this Agreement shall immediately become void and there shall be no Liability on the part of Penn, Buyer or Parent Guarantor, or their respective Affiliates or Representatives, other than pursuant to Paragraph 8(b), this Paragraph 8(c), Paragraph 10, and the Confidentiality Agreements;

provided, however, that nothing contained in this Paragraph 8 shall relieve or limit the Liability of either party to this Agreement for (x) any fraudulent or willful breach of its representations or warranties set forth in this Agreement or (y) any material breach of its covenants or agreements set forth in this Agreement.

(d)                                 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.                                      Representations and Warranties

Penn represents and warrants (with respect to itself) to Buyer and Parent Guarantor, and each of Buyer and Parent Guarantor represents and warrants (with respect to itself) to Penn, as follows:

(a)                                  Organization.  Such party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation.

(b)                                 Authority.  Such party has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions to which it is a party that are contemplated by this Agreement.  The execution and delivery of this Agreement by such party and the consummation by such party of the transactions to which it is a party that are contemplated by this Agreement have been duly authorized by all necessary action on the part of such party.  This Agreement has been duly executed and delivered by such party, and assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(c)                                  No Conflict.  The execution and delivery of this Agreement by such party does not, and the consummation by such party of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organization documents of such party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement to which such party is a party or otherwise bound, or (iii) subject to the governmental filings and other matters referred to in Paragraph 9(d), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify any permit, concession, franchise, license, judgment, or Law applicable to such party or any of its properties or assets.

(d)                                 Required Filings and Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such party in connection with the execution and delivery of this Agreement by such party or the consummation by such party of the transactions to which it is a party that are contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which such party conducts any business or owns any assets, and (iii) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required to be obtained or made by any of the other parties hereto or any of their Affiliates or key employees (including, without limitation, under the Gaming Laws).

(e)                                  Litigation.  There are no Proceedings pending or, to such party’s knowledge, threatened against such party before any Governmental Entity, which, if determined adversely, could prevent or materially delay such party from completing any of the transactions contemplated by the Securities Purchase Agreement.

10.                               Miscellaneous

(a)                                  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of New York, as to Penn, appoints CT Corporation System as such party’s agent in the State of New York, and as to Parent Guarantor and Buyer, appoints CT Corporation System as such party’s agent in the State of New York, for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Paragraph 10(b).  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 10(a).

(b)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, delivered by facsimile (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the respective addresses set forth in Section 11.2 of the Securities Purchase Agreement (or at such other address for a party as shall be specified by like notice).

(c)                                  Headings; Table of Contents.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Confidentiality Agreements and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(e)                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f)                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise without the prior written consent of the other party.  Any assignment in violation of this Paragraph 10(f) shall be void.

(g)                                 Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)                                 Counterparts.  This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)                                     Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(j)                                     Amendment.  This Agreement may be amended by Buyer, Parent Guarantor and Penn.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Parent Guarantor and Penn.

(k)                                  Extension; Waiver.  At any time prior to the Closing, Buyer and Penn by action taken or authorized by their respective boards of directors may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

(l)                                     Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

(m)                               Parent Guaranty.  Parent Guarantor hereby guarantees the punctual payment and performance by Buyer of all of Buyer’s obligations under this Agreement.  Parent Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand with respect to the obligations guaranteed under this Paragraph 10(m) (the “Guaranteed Obligations”).  The guarantee provided for in this Paragraph 10(m) (this “Guarantee”) shall remain and continue in full force and effect as to any modification, extension or renewal of this Agreement.  None of Penn or its Affiliates shall be under a duty to protect, secure or insure any security or lien provided by this Agreement or any other collateral, and Parent Guarantor acknowledges that other indulgences or forbearance may be granted under such document, all of which may be made, done or suffered without notice to, or further consent of, Parent Guarantor.  Parent Guarantor hereby waives the pleading of any statute of limitations applicable to any of the Guaranteed Obligations, as a defense to the obligation hereunder.

PARENT GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE PENN TO PROCEED AGAINST BUYER BEFORE PROCEEDING UNDER THIS GUARANTEE.  PARENT GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL SURETYSHIP RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) APPLICABLE AGAINST SELLER ACCORDED TO PARENT GUARANTOR BY APPLICABLE LAW.

Parent Guarantor agrees that the validity of this Guarantee and Parent Guarantor’s obligations under this Agreement shall in no way be terminated, affected or impaired by reason of (i) the assertion by Penn of any rights or remedies which Penn may have under or with respect to any of the other provisions of this Agreement (ii) the failure by Penn to exercise, or delay in exercising, any right or remedy which Penn may have hereunder or in respect to this Agreement; (iii) the commencement of a case under the Bankruptcy Code by or against Buyer; or (iv) any payment made on the obligations guaranteed by this Guarantee or any other indebtedness arising under this Agreement which is required to be refunded pursuant to the order of any court having jurisdiction over the bankruptcy or insolvency of Buyer; it being understood that no payment so refunded shall be considered as a payment of any portion of the obligations guaranteed hereby, nor shall it have the effect of reducing the liability of Parent Guarantor under this Agreement.

(n)                                 FTC Approval.  All terms and conditions of this Agreement and the Securities Purchase Agreement shall be subject to FTC approval and the substitution or addition of such modified or other terms and conditions as the FTC may require.

(i)                                     Each party hereto agrees to accept such changes to this Agreement and the Securities Purchase Agreement as shall be required by the FTC and to execute promptly an appropriate amendment to this Agreement and to modify the Securities Purchase Agreement to reflect such required changes (such amendment and such modification, together, an

“Amendment”), unless (A) such changes would have, in the aggregate, an ACBR Material Adverse Effect, in which case the parties hereto shall not be required to execute an Amendment, or (B) if the FTC requests or requires any change to this Agreement or the Securities Purchase Agreement that would adversely affect the economics of the transactions contemplated by this Agreement and the Securities Purchase Agreement, in which case the party whose economics would be adversely affected (the “Affected Party”) may elect not to execute an Amendment, and, in the case of each of clauses (A) and (B), the parties hereto shall take the actions set forth in clause (ii) below.

(ii)                                  If (x) the FTC requires any changes that would have, in the aggregate, an ACBR Material Adverse Effect or (y) if the Affected Party elects not to execute an Amendment pursuant to the preceding clause (i), then the parties hereto shall, in good faith, use their respective best efforts to reach prompt (but in any event within seven days after receiving the FTC’s request to make the required changes) mutual agreement with respect to such changes, including, without limitation, to adjust the Purchase Price to offset the adverse economics to the extent the Affected Party recognizes an equivalent benefit through such change.  If the parties hereto, after complying with the preceding sentence, are unable to reach mutual agreement with respect to such changes within such seven day period, then (A) in the case of the preceding clause (x), either party may elect to terminate this Agreement pursuant to Paragraph 8(a)(i)(y), and (B) in the case of the preceding clause (y), the parties shall submit the matters that the parties have been unable to resolve with respect to such changes to an independent nationally recognized investment banking firm, independent nationally recognized accounting firm or other independent arbitrator (“Arbitrator”) mutually agreed upon by Penn and Buyer for final and binding resolution of such dispute in accordance with procedures mutually agreed upon by Penn and Buyer.  If Buyer and Penn are unable to agree on an Arbitrator, then Buyer and Penn shall each select such an Arbitrator and the two Arbitrators so selected shall select a third Arbitrator.  The findings of the Arbitrator so selected by Buyer and Penn (or, if Buyer and Penn are unable to agree on an Arbitrator, so selected by the Arbitrators pursuant to the foregoing sentence) shall be final and binding on all of the parties hereto, and the fees and expenses of the Arbitrator(s) shall be paid by one-half by Penn and one-half by Buyer.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

Penn National Gaming, Inc.

By:	/s/ Peter M. Carlino
Name: Peter M. Carlino
Title: Chairman and CEO

CP Baton Rouge Casino, L.L.C.

By:	Wimar Tahoe Corporation,
Sole member

By:	/s/ William J. Yung
Name: William J. Yung
Title: President

Columbia Sussex Corporation

By:	/s/ William J. Yung
Name: William J. Yung
Title: President